Exhibit 99.1

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549
FOR IMMEDIATE RELEASE
DRG&L
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Announces Offering of New Senior Notes

ALICE, TEXAS – May 16, 2011 – Forbes Energy Services Ltd. (TSX: FRB) announced today that it is seeking to raise approximately $255,000,000 through a private placement of new senior notes due 2019 (the “New Notes”) pursuant to exemptions from registration under the Securities Act of 1933. The closing is expected to occur in early June 2011, subject to market and other conditions.

The Company intends to use the net proceeds of the issuance of the New Notes (i) to purchase the 11% senior secured notes due 2015 tendered by noteholders pursuant to the currently outstanding tender offer for such notes or in a subsequent transaction for those notes not tendered, (ii) to satisfy and discharge its first priority floating rate notes due 2014, (iii) for general corporate purposes and (iv) to pay fees and expenses in connection with the tender offer and consent solicitation.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the New Notes. The issuance of the New Notes will not be registered under the Securities Act or applicable state securities laws and the New Notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements

This press release includes forward-looking statements concerning the Company’s plans and intentions, including its plan to offer the New Notes and use the proceeds therefrom. There can be no assurance that the offering of the New Notes will be consummated. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements.